Exhibit 10.60

CONFORMED COPY

WEBMD HEALTH CORP.

111 Eighth Avenue

New York, New York 10011

January 19, 2012

Mr. Wayne T. Gattinella

[address on file with Registrant]

Dear Wayne:

This letter agreement (the “Agreement”) sets forth our mutual agreement concerning your resignation as a director, executive officer and employee of WebMD Health Corp., a Delaware corporation (the “Company”).

1. Resignation. Your employment with the Company and its subsidiaries and affiliates terminated in all capacities as of January 9, 2012 (the “Resignation Date”). You acknowledge that whether or not you execute this Agreement, pursuant to your employment agreement, dated as of April 28, 2005, as amended, (the “Employment Agreement”) and that certain letter agreement dated May 13, 2005, you have resigned your positions as Chief Executive Officer and President and a director of the Company, and from all other officer positions, directorships and positions that you currently hold with the Company or its subsidiaries or affiliates as of the Resignation Date. The Company and its subsidiaries and affiliates have accepted such resignations and, except as otherwise provided under this Agreement, from and after the Resignation Date, you are relieved and shall have no further obligation to either perform any duties or responsibilities or render any services for or on behalf of the Company or its subsidiaries or affiliates whether under Section 2 of the Employment Agreement or otherwise.

2. Severance Benefits. Subject to your execution of this Agreement, including your delivery and non-revocation of the general release of claims provided in Section 11 (the effective date of the release is hereinafter referred to as the “Effective Date”), the Company will provide you with the following severance payments and benefits:

(a) Severance. The Company will pay you as severance your base salary at the current annual rate of $560,000.00 (the “Base Salary”) for a period of one year commencing on the Effective Date (the “Applicable Period”). Subject to your continued compliance with Sections 7, 8, 9 and 10 of this Agreement, the Base Salary will continue to be paid during the Applicable Period pursuant to the Company’s normal payroll practices.

(b) Additional Payments. Subject to your continued compliance with Sections 7, 8, 9 and 10 of this Agreement, in consideration of your willingness to remain available to provide consulting and transition services to the Company for a two (2) month period following the Resignation Date (it being understood that such services shall constitute no more than twenty (20%) percent of your business time), the Company shall pay you an additional payment to you in the aggregate amount of $253,000.00, to be paid to you in two (2) equal installments of $126,500.00 on each of February 1, 2012 and March 1, 2012. During this period, you shall have no authority to act on behalf of or otherwise bind the Company, and you shall not give any person the appearance that you have such authority. In addition, you shall not be eligible to participate in any Company benefit plan as a result of the provision of the foregoing services.

(c) Continuation of Certain Benefits. You may elect to continue your health, dental or vision benefits after the Resignation Date pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) whether or not you execute this Agreement. You will be notified of the right to continue coverage under COBRA by the Company by separate letter. Should you timely elect to participate in COBRA coverage, subject to your continued compliance with Sections 7, 8, 9 and 10 of this Agreement, the Company will cover the cost of the COBRA premium during the Applicable Period on your and your eligible dependents’ behalf.

(d) Company Stock Options. With respect to your option grant dated December 10, 2008, subject to your continued compliance with Sections 7, 8, 9 and 10 of this Agreement, you will vest on the applicable vesting date of March 31, 2012 in your options to purchase 60,000 shares of the Company’s common stock (the “Common Stock”) that you would have vested in had you remained employed with the Company on March 31, 2012, and the post-termination exercise period will begin on the vesting date.

(e) Restricted Stock. Subject to your continued compliance with Sections 7, 8, 9 and 10 of this Agreement, the 15,000 shares of restricted Common Stock that are scheduled to vest on March 31, 2012 shall be deemed vested on the Effective Date.

(f) Outplacement Services. Subject to your continued compliance with Sections 7, 8, 9 and 10 of this Agreement, the Company will provide you with outplacement counseling and services (Level 3) through Challenger, Gray & Christmas, Inc., as long as you commence using this service within 90 days of the Resignation Date, for a period of twelve (12) months following the Resignation Date, or until you secure subsequent employment if sooner. Information about the outplacement services will be provided to you by the outplacement company.

(g) No Mitigation or Offset. The Company acknowledges and agrees that subject to the foregoing provisions of this Section 2, you shall remain entitled to receive those payments or benefits provided under this Section 2 and Sections 4 and 5 of this Agreement and in connection therewith, (i) you are relieved of any obligations or responsibility to seek alternate employment from or after the Resignation Date or take any actions in reduction or mitigation of those amounts or benefits otherwise payable to you under this Section 2 and Sections 4 and 5 of this Agreement and (ii) all such payments or benefits to which you are entitled under this Section 2 and Sections 4 and 5 of this Agreement will not be subject to offset or reduction with respect to any alternate wages, income, profits, or earnings generated or received by you from and after the Resignation Date in connection with any alternate employment or other service arrangement or endeavor secured or undertaken by you from and after the Resignation Date (provided that the Company’s obligations under Section 2(c) shall continue only for so long as you do not obtain alternate employment).

3. Other Equity Awards. Your options to purchase shares of Common Stock that are vested as of the Resignation Date will remain outstanding for the post-termination exercise period specified in the applicable stock option agreement, grant notice or governing plan document in accordance with their terms, whether or not you sign this Agreement. Except as provided in Section 2(d), all of your outstanding and unvested options to purchase Common Stock will lapse as of the Resignation Date. For the sake of clarity, no option will remain outstanding longer than its original term. All shares of restricted Common Stock held by you that have not vested as of the Resignation Date (other than the shares described above in Section 2(e)) will be forfeited as of the Resignation Date.

4. Accrued Salary and Vacation; Expenses. (a) All your accrued but unpaid Base Salary as of the Resignation Date will be paid to you promptly in accordance with applicable law, and your accrued but unused vacation as of the Resignation Date, as reflected in the Company’s time off reporting system, will be paid to you in accordance with applicable law and the Company’s vacation policy. You are entitled to these amounts (less all applicable withholding and other authorized deductions) whether or not you sign this Agreement.

(b) Expense Reimbursements. You agree that, within thirty (30) days of the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through your last day of active employment, if any, for which you seek reimbursement. In addition, the Company will reimburse you for an amount equal to $30,922.50 in expenses actually incurred by you prior to the Resignation Date for overnight accommodations in New York in connection with the performance of your duties to the Company upon your submission within thirty (30) days of the Resignation Date of the necessary supporting documentation for such expenses. The Company will reimburse you for these expenses pursuant to its regular business practices.

5. Retirement Plan. You will be entitled to receive your vested accrued benefits under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

6. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or its subsidiaries or affiliates on or after the Resignation Date.

7. Covenants and Agreements. The provisions contained under (i) Sections 2 and 8 of the Employment Agreement, (ii) the Trade Secret and Proprietary Information Agreement that is attached as Annex B of the Employment Agreement, and (iii) all other agreements you have signed containing covenants regarding non-disclosure of confidential/proprietary information and/or restrictions on solicitation or competition, including those annexed as part of an equity agreement or compensation plan (collectively, the “Restrictions”) shall govern all periods prior to and including the Effective Date. As of the Effective Date and in lieu and substitution for the Restrictions which Restrictions shall no longer apply after the Effective Date as to actions occurring after the Effective Date, you agree to be bound and abide by those covenants and agreements set forth in the Restrictive Covenants Agreement set forth as Annex A to this Agreement, which forms an integral part hereof, with the provisions of such Annex A being incorporated herein by reference as if fully set forth in the body of this Agreement.

8. Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company, its subsidiaries and affiliates and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to the business, including providing information concerning actual or prospective customers of the Company or any subsidiary or affiliate that may be in your possession. If you receive a subpoena or other request for information, you agree to provide the Company with prompt notice of the subpoena or request so that the Company may take appropriate action to avoid or contest disclosure. The Company shall reimburse your reasonable, documented out-of-pocket expenses incident to providing such cooperation or response. Nothing contained in this Agreement (specifically including, without limitation, the provisions of this Section 8 or Section 10 of this Agreement) shall prohibit or restrict you from participating in a governmental investigation or from providing truthful information in response to any lawfully issued subpoena, or an inquiry or investigation conducted by a governmental or regulatory agency.

9. Return of Property. You represent that you have surrendered to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, phones, PDAs, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

10. Non-disparagement. You agree to refrain, except as required by law, from making, directly or indirectly, now or at any time in the future: (i) any derogatory comment concerning the Company, or its subsidiaries and affiliates or any of its officers, employees, directors and agents, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the Company or any of its subsidiaries and affiliates, to any third person including, but not limited to: (x) the news or other media, (y) any employees of the Company, or any of its subsidiaries or affiliates, or (z) any individual or entity with whom the Company, or any of its subsidiaries or affiliates has or may reasonably expect to have a business relationship.

11. Release and Waiver of Claims.

(a) Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of its officers, employees, directors, shareholders and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company, or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 11 will not apply to: (i) the obligations of the Company under this Agreement, (ii) any obligations of the Company to continue to provide director and officer indemnification to you as such arrangements exist on the date hereof, (iii) vested benefits, if any, for which you are eligible, pursuant to the terms of any employee benefit plan in which you participated, and (iv) any claims that may arise out of acts or omissions occurring after the date hereof. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or its subsidiaries or affiliates arising out of your employment relationship, your service as a director, employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof. You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 11 only in exchange for consideration in addition to anything of value to which you are already entitled.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you hereunder, you hereby unconditionally release and forever discharge the Released Parties from any and all Claims that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with the signing of this Agreement to consult with an attorney of your choice prior to signing this Agreement and to have the attorney explain the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA, and you have in fact consulted with an attorney; (ii) you were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; (iii) you knowingly and voluntarily accept the terms of this Agreement; and (iv) you are providing this release and discharge only in exchange for consideration in addition to anything of value to which you are already entitled. You also understand that you have seven (7) days following the date on which you sign this Agreement within which to revoke the release contained in this Section 11(b), by providing the Company a written notice of your revocation of the release and waiver contained in this Section 11(b); provided, however, that if you exercise your right to revoke the release contained in this Section 11(b), you will not be entitled to any amounts paid to you hereunder and the Company may reclaim any amounts paid to you and may terminate any benefits and payments that are subsequently due hereunder, except as prohibited by the ADEA and OWBPA.

(c) Representation. You represent and warrant that you have not assigned or otherwise transferred (by way of subrogation, operation of law, or otherwise), any right to any other person to assert any claims of any kind or character against any of the Released Parties. You agree to indemnify and hold the Released Parties harmless from and against any claims asserted by any other party against any of them, arising out of or in any way relating to any claims you may have assigned or transferred against the Released Parties, including any claim for reasonable attorney fees and costs.

(d) Waiver of Damages. You further waive and release all rights to any recovery or receipt of damages or compensation awarded as a result of any lawsuit or claims brought against the Released Parties by any third party or governmental agency.

12. Remedies. You agree that a breach of any of the covenants contained in this Agreement will result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. In the event of any breach by you of any provision of Section 7, 8, 9 or 10 of this Agreement, in addition to any other remedy available to the Company, the Company (i) will cease to have any obligation to continue to make payments or provide benefits to you under this Agreement, (ii) may recoup any of the compensation paid under Section 2 hereunder, including, without limitation, equity compensation and option profit and (iii) you shall be responsible for the reasonable attorneys’ fees and costs related to the Company’s enforcement of such provisions.

13. Miscellaneous.

a. Entire Agreement. This Agreement (and Annex A hereto which forms an integral part hereof) and the applicable Option plans and agreements set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or its subsidiaries or affiliates (including, without limitation, the Employment Agreement (and all amendments thereto)). Notwithstanding the foregoing, the parties agree that the Restrictions shall continue to govern for periods prior to and including the Effective Date. This Agreement may be amended only by a written document signed by the parties hereto.

b. Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York or a federal court within New York, in each case sitting in the borough of Manhattan (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

c. Withholding. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes and other authorized deductions.

d. No Trust Created. This Agreement constitutes an unfunded promise of the Company to pay the benefits provided herein and will only be paid from the general assets of the Company.

e. Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 11.

You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

f. Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code, and it will be considered and interpreted in accordance with that intent. Any payments that qualify for the “separation pay”, “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Despite any contrary provision of this Agreement, any references to “termination of employment” or the “date of termination” (or any similar term) shall mean and refer to the date of your “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may you directly or indirectly designate the calendar year of any payment under this Agreement.

g. Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

h. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

i. No Admission. You agree that this Agreement is not intended, and shall not be construed, as an admission of any liability, wrongdoing or responsibility by the Company for any purpose whatsoever.

j. Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

k. Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

Wayne T. Gattinella

[address on file with Registrant]

if to the Company:

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10011

Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 13(k). Notices of change of address will be effective only upon receipt.

l. Indemnification. From and after the Resignation Date, the Company shall provide you with those indemnification rights and benefits provided to you as an officer and director of the Company as of Resignation Date. In addition, for a period of six (6) years from the Resignation Date, the Company will maintain director and officers’ insurance coverage in such amounts and on such terms as it maintains for similarly situated officers and directors of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President,
General Counsel and Secretary

Accepted and Agreed:

/s/ Wayne T. Gattinella
Wayne T. Gattinella

Dated: January 19, 2012

ANNEX A

RESTRICTIVE COVENANTS AGREEMENT

1. Confidentiality.

(a) Trade Secret and Proprietary Information. You understand and acknowledge that, during the course of your employment with the Company, you were granted access to valuable information relating to the business of the Company and its subsidiaries and affiliates (collectively the “Company Parties”) that provides the Company Parties with a competitive advantage (or that could be used to the disadvantage of the Company Parties by a Competitive Business (as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company Parties (collectively “Trade Secret and Proprietary Information”). The term Trade Secret and Proprietary Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company Parties; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Trade Secret and Proprietary Information developed by them for the Company Parties; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (1) patient information, including without limitation Protected Health Information as defined in 45 C.F.R. 164.50, including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company Parties as Trade Secret and Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Trade Secret and Proprietary Information shall not include such information that you can demonstrate (i) is or becomes generally available to the public (other than as a result of a disclosure by you), (ii) was or is disclosed to you by a third party under no obligation to keep such information confidential or (iii) was or is known by you prior to, and not as a result of, your employment or anticipated employment with the Company.

(b) Duty of Confidentiality. You agree at all times after the Effective Date (as such term is defined in the Agreement to which this Annex A forms a part), you shall hold all of the Trade Secret and Proprietary Information in a fiduciary capacity for the benefit of the Company Parties and shall safeguard all such Trade Secret and Proprietary Information. You also agree that you will not directly or indirectly disclose or use any such Trade Secret and Proprietary Information to any third person or entity outside the Company Parties. You further agree that, in addition to enforcing this restriction, the Company Parties may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Annex or the Agreement to the contrary, you understand that you may use or disclose the Trade Secret and Proprietary Information (i) to the extent required by applicable laws or governmental regulations or judicial or regulatory process or mandate or investigation, provided that you give the Company prompt notice of any and all such requests for such use or disclosure so that it has ample opportunity to take all necessary or desired action, to avoid or secure appropriate protection for such use or disclosure; (ii) to your professional legal or financial advisors to the extent necessary to secure their advice, provided you inform your professional advisors as to the confidential and proprietary nature of any such Trade Secret and Proprietary Information provided them and their need to maintain the confidentiality of same, or (iii) to the extent necessary to defend yourself against any claim or enforce any rights which is or are dependent upon the Trade Secret and Proprietary Information so used or disclosed (those undertakings described under sub-clauses (i), (ii) and (iii) are hereinafter referred to as the “Permitted Disclosures”).

(c) Company Property. You acknowledge that: (i) all Trade Secret and Proprietary Information of the Company Parties, (ii) computers, and computer-related hardware and software, cell phones, beepers and any other equipment provided to you by the Company during your employment, and (iii) all documents you created or received in connection with your employment with the Company, belong to the applicable Company Parties and not you personally (collectively, “Company Property”). Such documents include, without limitation and by way of non-exhaustive example only: papers, files, memoranda, notes, correspondence, lists, e-mails, reports, records, data, research, proposals, specifications, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium. You acknowledge and agree that you have returned all Company Property (including all copies) to the Company on or prior to the execution date of the Agreement, of which this Annex forms a part and further agree that from and after the Resignation Date, you will not, under any circumstances, without the Company’s specific written authorization in each instance, directly or indirectly disclose Company Property or any information contained in Company Property to anyone outside the Company, or otherwise use Company Property for any purpose other than the undertaking of any Permitted Disclosures for or with respect to the Company Property or the advancement of the Company’s interests.

(d) Unfair Competition. You acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Trade Secret and Proprietary Information and Company Property.

(e) Investors, Other Third-Parties, and Goodwill. You acknowledge that all third-parties (e.g., customers, vendors, and advertisers) which you serviced or proposed to service while employed by the Company conducted business with the Company and not you personally, and that, in the course of dealing with such third-parties, the Company established goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). You also acknowledge that, by virtue of your employment with the Company, you gained knowledge of the business needs of, and other information concerning, third-parties, and that if such information were used to solicit or service any such third-parties on your own behalf or on behalf of a Competitive Business (as defined herein), the Company would be competitively disadvantaged.

(f) Intellectual Property and Inventions. You acknowledge that all developments, including, without limitation, the creation of new products, conferences, training/seminars,

publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company Parties that you, alone or jointly with others, may have discovered, conceived, created, made, developed, reduced to practice, or acquired during your employment with the Company (collectively, “Developments”) constituted works made for hire and belong to and shall remain the sole and exclusive property of the Company Parties, as applicable, and you hereby assign to the Company (or at the Company’s direction, any other Company Party) all of your rights, titles, and interest in and to all such Developments, if any. You have disclosed to the Company promptly and fully all Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge, and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by you or made available to you concerning the Developments or otherwise concerning the past, present, or planned business of the Company are Company Property, and have been delivered to the Company on or prior to the execution date of the Agreement, of which this Annex forms a part.

2. Covenant Not to Compete with the Company.

(a) You acknowledge that the business of the Company can be conducted anywhere in the world and is not limited to a geographic scope or region, that its products, programs and services are marketed throughout the United States, Canada and other geographic regions throughout the world, that the Company competes in nearly all of its business activities with other individuals or entities that are, or could be, located in nearly any part of the world and that the nature of your services, position, and expertise are such that you are capable of competing with the Company from nearly any location in the world.

(b) Accordingly, in order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, you acknowledge and agree that during your employment with the Company and for a period of two years after the Resignation Date (as defined in the Agreement to which this Annex A forms a part (the “Restricted Period”)), you will not, without the Company’s express written permission, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of (as principal, agent, employee, consultant, director or otherwise), any “Competitive Business” (as defined herein) located anywhere within the geographic boundaries of the United States, Canada or the world.

(c) For purposes of this Annex, “Competitive Business” will mean any enterprise engaged in developing, selling or providing (via the internet or other means) health or wellness information, health or wellness decision support tools, services or applications and/or health or wellness communication services, directly or indirectly, to consumers, health and/or benefit plan members or employees or healthcare professionals, including, but not limited to, products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making informed benefit, provider or treatment choices. The parties specifically agree that the following companies and their subsidiaries are considered “Competitive Businesses” within the definition of the preceding sentence: Yahoo! Inc., AOL Inc.; Google Inc.; Microsoft Corporation and Facebook, Inc. (each of such companies and their subsidiaries are hereinafter referred to as the “Named Companies”); provided, however, that after the first twelve (12) months of the Restricted Period, with respect to the Named Companies, (i) each such Named Company shall only be considered a “Competitive Business” with respect to its undertaking of those activities described in the first sentence of this paragraph and (ii) should you desire to become employed by or render services to any Named Company, you shall, prior to the commencement of any such employment or services, provide the Company with written assurance that you will not provide services, assist or otherwise be involved, indirectly or directly, in support of such Competitive Business activities.

Notwithstanding the foregoing, you understand that you may own or maintain an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business, so long as you are not employed by, do not consult with, or become a director of or otherwise engage in any Competitive Business activities for, such company.

3. Non-Solicitation of Employees, Customers. In order to protect the Company’s Trade Secret and Proprietary Information and Third-Party Goodwill, during the Restricted Period, you will not, without the Company’s express written permission, directly or indirectly:

(a) solicit, induce, hire, engage, or attempt to hire or engage any person or entity who or which is an employee or independent contractor of the Company Parties, or in any other way interfere with the Company Parties’ employment or contractual relations with any of such employees or independent contractors, nor will you solicit, induce, hire, engage or attempt to hire or engage any individual who was an employee of the Company Parties at any time during the one (1) year period immediately prior to the Resignation Date; and

(b) contact, call upon, encourage or solicit, on behalf of a Competitive Business, any person or entity who or which is an existing or prospective client, or customer of the Company or any of its Affiliates and who or which you serviced, or otherwise developed a relationship with, or about whom you obtained confidential information as a result of your employment with the Company, nor will you attempt to divert or take away from any of the Company Parties the business of any such client or customer.

4. Injunctive Remedies. You acknowledge and agree that the restrictions contained in this Annex and the Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. You further acknowledge and agree that if any such restriction is violated, the Company will be entitled to immediately seek relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Annex and the Agreement will not diminish your ability to earn a livelihood or create or impose upon you any undue hardship. You also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

5. Severability Provision. You acknowledge and agree that the restrictions imposed upon you by the terms, conditions, and provisions of this Annex and the Agreement are fair, reasonable, and reasonably required for the protection of the Company. In the event that any part of this Annex is deemed invalid, illegal, or unenforceable, all other terms, conditions, and provisions of this Annex shall nevertheless remain in full force and effect. In the event that the provisions of any of Sections 1, 2, or 3 of this Annex relating to the geographic area of restriction, the length of restriction or the scope of restriction shall be deemed to exceed the maximum area, length or scope that a court of competent jurisdiction would deem enforceable, said area, length or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

6. Non-Waiver. Any waiver by the Company of your breach of any term, condition, or provision of this Annex shall not operate or be construed as a waiver of the Company’s rights upon any subsequent breach.

7. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS ANNEX. THIS INCLUDES, WITHOUT LIMITATION, ANY LITIGATION CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF THE COMPANY OR YOU, OR ANY EXERCISE BY THE COMPANY OR YOU OF ITS OR YOUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS ANNEX. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE COMPANY TO ISSUE AND ACCEPT THIS ANNEX AND THE AGREEMENT.

8. Notice to Future Employers. During the Restricted Period, you will inform each new employer, prior to accepting employment, of the existence and details of the covenants contained in this Annex and will provide each such employer with a copy of this Annex.

9. Assignment. The Company shall have the right to assign its rights and obligations under this Annex to any person or entity who or which acquires or succeeds to all or substantially all of the Company’s assets and business operations without your consent. You acknowledge that you may not assign your obligations under this Annex without the Company’s prior written consent.

A-5